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                                                                 EXHIBIT 4.08

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                            OMNI NUTRACEUTICALS, INC.
                                       AND
                              HEALTHZONE.COM, INC.

                                       AND

                             AMERICAN EQUITIES, LLC
                                       AND
                      CORPORATE FINANCIAL ENTERPRISES, INC.


                          DATED AS OF JANUARY 24, 2000


================================================================================

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                            STOCK PURCHASE AGREEMENT

       This Stock Purchase Agreement (the "Agreement") is made and entered into as of January 24, 2000, among Omni Nutraceuticals, Inc., a Utah corporation ("Omni"), HealthZone.com, a California corporation and a wholly owned subsidiary of Omni ("HealthZone," and, together with Omni, the "Company") and American Equities, LLC, a California limited liability company ("American Equities") and Corporate Financial Enterprises, Inc., a Delaware corporation ("CFE") and, together with American Equities and their respective designees and/or assignees, the "Investor").

       WHEREAS, Omni desires to sell, and the Investor desires to purchase, on the terms and conditions of this Agreement, (i) up to 4,500,000 shares of the 5% Convertible Preferred Stock, Series A of the Company, $0.01 par value (the "Preferred Stock"), in the form attached hereto as Exhibit A, and (ii) a seven-year warrant (the "Omni Warrant") to purchase up to 775,000 shares of the common stock, $0.01 par value, of Omni (the "Omni Common Stock") at an exercise price of $2.25 per share (together with the Preferred Stock and the Omni Warrant, the "Omni Securities").

       WHEREAS, HealthZone desires to sell, and the Investor desires to purchase, on the terms and conditions of this Agreement, (i) 222,222 shares of the common stock, $0.01 par value, of HealthZone (the "HealthZone Common Stock"), and (ii) a seven-year warrant (the "HealthZone Warrant," and together with the Omni Warrant, the "Warrants") to purchase up to 37,000 shares of the HealthZone Common Stock at an exercise price equal to the lesser of (x) $1.00, or (y) seventy percent (70%) of the lowest price per share of HealthZone Common Stock received by HealthZone or Omni in any sale or issuance of HealthZone Common Stock or other capital stock (as if converted to HealthZone Common Stock) subsequent to the Closing Date (together with the HealthZone Common Stock, the "HealthZone Securities," and, together with the Omni Securities, the "Securities").

       NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Investor agrees as follows:

         SECTION I. SALE AND PURCHASE OF THE SECURITIES; CLOSING.

              1.1    SALE AND PURCHASE OF SECURITIES.

       (a) Subject to the terms and conditions hereof, the Omni agrees to sell to Investor and Investor agrees to purchase from Omni on the First Tranche Closing Date (as hereinafter defined), (i) the 3,000,000 shares of Preferred Stock for a purchase price of $1,900,000, and (ii) the Omni Warrant for a purchase price of $100,000 (the "First Tranche Omni Securities"), each to be allocated as between American Equities and CFE as set forth on Schedule 1.1(a) hereto.

       (b) Subject to the terms and conditions hereof, HealthZone agrees to sell to Investor and Investor agrees to purchase from HealthZone on the First Tranche Closing Date, (i) 222,222


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shares of HealthZone Common Stock for a purchase price of $950,000, and (ii) and the HealthZone Warrant for a purchase price of $50,000, each to be allocated as between American Equities and CFE as set forth on Schedule 1.1(b) hereto.

       (c) The aggregate purchase price for the First Tranche Omni Securities and the HealthZone Securities (the "Purchase Price") shall be Three Million Dollars ($3,000,000), payable as follows: $2,000,000 payable to Omni by wire transfer on the First Tranche Closing Date in immediately available funds for deposit into an account to be designated by Omni (the "Omni Account"), and $1,000,000 payable to HealthZone by wire transfer on the First Tranche Closing Date in immediately available funds for deposit into an account of HealthZone to be designated by Omni.

       (d) (i) Subject to the conditions set forth in Section 4.2, at any time on or prior to the date which is 200 days after the First Tranche Closing Date, by written notice to the Investor from Omni (the "Second Tranche Notice"), Investor shall purchase at a Closing on a closing date specified in the Second Tranche Notice (the "Second Tranche Closing Date") an additional 1,500,000 shares of Preferred Stock (the "Second Tranche Securities") for an aggregate cash purchase price of Two Million Dollars ($2,000,000), payable to Omni by wire transfer of immediately available funds for deposit in the Omni Account upon issuance of such Preferred Stock (the "Second Tranche Purchase"), such Second Tranche Securities to be allocated by written notice to Omni not less than five
(5) Business Days prior to the Second Tranche Closing Date.

              (ii) Investor shall have the right to cancel the Second Tranche Purchase upon at least five (5) Business Days prior written notice to Omni (the "Dispute Notice"), if Investor reasonably determines that Omni has not achieved the performance targets set forth on Exhibit A for the six month period ending June 30, 2000 or satisfied the conditions to closing set forth in Section 4.2.

                     (1) The Dispute Notice will set forth in reasonable detail the basis on which the Investor has elected to cancel the Second Tranche Purchase and shall be deemed notice of the Investor's election to assert its right to arbitration as herein provided. If after a period of ten (10) days after receipt of the Dispute Notice by Omni (the "Mediation Period") the parties are unable to resolve their differences, the parties agree to arbitrate their differences in the City of Los Angeles, California in accordance with the rules of the American Arbitration Association ("AAA") then obtaining (except to the extent modified hereby) before a panel of three arbitrators ("the Arbitrators"). Omni shall select one arbitrator and the Investor shall select one arbitrator. Omni and the Investors shall each make their selection of an arbitrator within fifteen (15) days after the expiration of the Mediation Period (the "Arbitrator Selection Period"). The two arbitrators shall select a third arbitrator within fifteen (15) days after the expiration of the Arbitrator Selection Period and upon his or her selection, the third arbitrator shall act as the Chair of all proceedings under the arbitration. In the event the two arbitrators fail to select the third arbitrator within such fifteen (15) day period, either party may apply to a California Court of


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general jurisdiction sitting in Los Angeles County to have such Court appoint such third arbitrator.

                     (2) With respect to all pre-hearing matters, the arbitration shall be governed by the California Code of Civil Procedure (the "CCP") and the parties shall be deemed to have all of the rights and responsibilities as are provided for therein. In connection therewith, to the extent permitted by law, the Arbitrators shall be vested with such authority and discretion as if they were presiding as a California State Court Judge and as if this were a civil action pending before him. This shall include, inter alia, the authority to entertain and decide dispositive motions under the CCP; provided, however, nothing in the foregoing shall entitle the Arbitrators to amend the express terms of the Agreement and in connection with determining whether Omni has met the performance targets set forth on Exhibit A, the information in Omni's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000 as filed with Securities and Exchange Commission shall be deemed conclusive evidence (absent manifest error) as to whether or not Omni has met such performance targets, unless Omni or its auditor determines that the relevant information contained in such Form 10-Q is not accurate, or such information is restated prior to the date of the Arbitral Award.

                     (3) The losing party shall pay the fees of the Arbitrators and all reasonable fees in connection with the arbitration.

                     (4) As soon as Arbitrators have been appointed, the parties shall have the right to commence and conduct discovery pursuant to all means available under the CCP. The parties agree that each side will be limited to three (3) depositions. In addition, each party may depose the other parties' designated expert(s). The Arbitrators shall have the power to limit discovery which they deem not to be in compliance with the CCP.

                     (5) All discovery shall be completed within thirty (30) days of the appointment of the Arbitrators. The matter shall be set for hearing on a date as soon as practical but no later than thirty (30) days after the completion of discovery. The hearing shall be completed as quickly as possible and in no event later than sixty (60) days after the first day of the hearing. The Arbitrators' award (the "Arbitral Award") shall be rendered within thirty
(30) days of the completion of the hearing on the merits. Any delays in the foregoing schedule shall not prejudice the rights of the parties.

                     (6) The Arbitral Award shall be final and conclusive on the parties. In the event the Arbitral Award is rendered in favor of Omni, (A) the Second Tranche Closing will occur within thirty (30) business days after the delivery of the Arbitral Award to the parties and the Investor shall wire transfer the $2,000,000 amount of the Second Tranche Purchase in immediately available funds for deposit in the Omni Account against delivery of certificates evidencing the Second Tranche Securities, together with interest on the $2,000,000 purchase price for the Second Tranche Securities computed at the same rate of interest then being charged Omni under its revolving credit loan with First Source Financial or other bank lender (but not to exceed 9.5% per annum) for the period from the Second Tranche Closing Date as originally


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specified in Omni's Second Tranche Notice to the date of such Second Tranche
Closing; (B) the Preferred Shares shall be deemed to have been mandatorily converted at the prevailing Conversion Price effective on the date of the Arbitral Award with no further notice required to be given by Omni, and (C) the receipt of a copy of the Arbitral Award by the Investor shall be deemed to constitute notice of cashless exercise of the Omni Warrants then outstanding by the holders thereof.

                     (7) In the event that one or more of the Arbitrators named above refuse to act, or become incapable, incompetent or unfit to act before the hearing on the merits has been completed or before an Arbitral Award has been entered, a successor arbitrator shall be appointed by agreement of the parties or by application by either party to a California Court of general jurisdiction sitting in Los Angeles County.

                     (8) The Arbitrators shall be governed by the Agreement and shall apply the substantive law of the State of California in making their Arbitral Award. Any dispute arising between the parties during the course of the arbitration concerning the interpretation and enforcement of these arbitration provisions shall be resolved by the Arbitrators in accordance with the provisions hereof.

              1.2 CLOSING. The closing of the transactions (the "Transactions") contemplated by this Agreement (the "Closing"), shall take place at the offices of CFE, 2224 Main Street, Santa Monica, California 90405, at 10:00 a.m., Pacific Standard time, on January 24, 2000 (the "First Tranche Closing Date") or at such other place or day as may be mutually acceptable to the Investor and the Company.

              1.3 DELIVERY; PAYMENT. At the Closing, the Company will deliver to Investor each of the following (which, together with this Agreement, are referred to herein as the "Transaction Documents"):

       (a) certificates representing the Securities purchased by such Investor, registered in its name;

       (b) an irrevocable proxy representing not less than 73% of the outstanding Omni Common Stock as of the First Tranche Closing Date to vote such shares in favor of an amendment to Omni's Bylaws to increase the number of directors on Omni's Board of Directors (the "Board") by at least one director, and to nominate and elect a director (designated by the holders of a majority of the outstanding shares of Preferred Stock) to the Board to fill the vacancy created thereby;

       (c) a duly executed Registration Rights Agreement, dated as of the date hereof, by and between Omni and the Investors (the "Registration Rights Agreement");

       (d) a duly executed Warrant Agreement, dated as of the date hereof, by and between Omni and the Investors (the "Warrant Agreement");


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       (e)    the duly executed Omni Warrants issued pursuant to the Warrant
Agreement;

       (f) a duly executed Warrant Agreement, dated as of the date hereof, by and between HealthZone and the Investors (the "HealthZone Warrant Agreement");

       (g) a duly executed Consulting Agreement, by and between Omni and American Equities, LLC, dated as of the date hereof (the "Consulting Agreement");

       (h) a duly executed Lock-Up Agreement, by and between Mr. Klee Irwin and Mr. Lindsey Duncan, dated as of the date hereof;

       (i) a duly executed Amendment to Articles of Incorporation, setting forth the rights, preferences and designation of the Preferred Stock;

       (j) a duly executed Amendment No. 1 to Settlement Agreement, dated as of the date herof, by and between Omni and Mr. Klee Irwin;

       (k) a duly executed Articles of Amendment to the Articles of Incorporation of HealthZone;

       SECTION II. THE COMPANY'S REPRESENTATIONS AND WARRANTIES

       In order to induce Investor to enter into this Agreement and to purchase the Securities, the Company hereby represents and warrants to Investor as follows:

              2.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of Omni and HealthZone is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its respective jurisdiction of incorporation, and each has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company's subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its state or country of jurisdiction and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary except where the failure so to qualify shall not have a material adverse effect on the business or financial condition of the Company taken as a whole ("Material Adverse Effect").

              2.2 ARTICLES OF INCORPORATION AND BYLAWS. The Company has heretofore furnished to Investor a complete and correct copy of the Articles of Incorporation and bylaws of the Company and each of its subsidiaries as amended to date. The Articles of Incorporation and bylaws of the Company and each of its subsidiaries are in full force and effect. As of the date of


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this Agreement, neither the Company nor any of its subsidiaries is in violation of any of the provisions of their respective Articles of Incorporation or bylaws.

              2.3    CAPITALIZATION.

       (a) The authorized capital stock of Omni consists of 50,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of the date hereof,
(i) 27,273,141 shares of common stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, and (ii) no shares of preferred stock were issued and outstanding (prior to the issuance of the Preferred Stock pursuant to this Agreement). As of the date hereof, options and warrants to purchase 5,604,172 shares of common stock have been granted and are outstanding. Except as set forth in Schedule 2.3(a) or described above or contemplated hereby, there are, and as of the Closing Date there will be, no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Omni or obligating Omni to issue or sell any shares of capital stock of, or other equity interests in, Omni. All shares of Omni's capital stock subject to issuance, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth on Schedule 2.3(a) or as contemplated hereby, there are no shareholder agreements, voting trusts or other agreements relating to voting or disposition of any shares of Omni's capital stock or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to Omni's board of directors.

       (b) Upon filing of an amendment to the Articles of Incorporation of HealthZone, which shall be done within ten days following the Closing Date, the authorized capital stock of HealthZone shall consist of 20,000,000 shares of HealthZone Common Stock and 5,000,000 shares of preferred stock. As of the such date, (i) 2,222,222 shares of HealthZone Common Stock shall be issued and outstanding (including the shares issued pursuant hereto), all of which shall be validly issued, fully paid and nonassessable, and (ii) no shares of preferred stock shall be issued and outstanding. Except as set forth in Schedule 2.3(b), as of the date hereof, no options or warrants to purchase HealthZone Common Stock have been granted or are outstanding. Except as set forth on Schedule 2.3(b), and except as described above or contemplated hereby, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of HealthZone or obligating HealthZone to issue or sell any shares of capital stock of, or other equity interests in, HealthZone. All shares of HealthZone's capital stock subject to issuance, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Schedule 2.3(b), there are no shareholder agreements, voting trusts or other agreements relating to voting or disposition of any shares of HealthZone's capital stock or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to HealthZone's board of directors.


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              2.4    AUTHORITY RELATIVE TO THE TRANSACTION AGREEMENTS. The
Company has all necessary corporate power and authority to execute and deliver the Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated thereby (the "Transactions"). The execution and delivery of the Transaction Documents and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize the Transaction Documents or to consummate the Transactions. The Transaction Documents have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Investor, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity.

              2.5    MATERIAL CONTRACTS; NO CONFLICT; REQUIRED FILINGS AND
CONSENTS.

       (a) The term "Material Contracts" shall mean each agreement, contract or other instrument (including all amendments thereto) to which the Company is a party or by which the Company is bound which would require the Company to pay in excess of $100,000 in the aggregate, or which provides that the Company will receive more than $100,000 in the aggregate, or which would otherwise obligate the Company to provide services or products with an aggregate value of in excess of $100,000.

       (b) Neither the Company nor, to the knowledge of the Company, any party other than the Company, is in default in any material respect in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any Material Contract to which the Company is a party. All of the Material Contracts are in full force and effect, and are the valid, legal and binding obligations of the Company, and, to the Company's knowledge, all of the other parties thereto.

       (c) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not (i) conflict with or violate the Articles of Incorporation or bylaws of the Company, (ii) conflict with or violate in any material respect any foreign or domestic (federal, state or local) law, statute, ordinance, rule, regulation, permit, injunction, writ, judgment, decree or order ("Law") applicable to the Company or by which any asset of the Company is bound or affected, or (iii) materially conflict with, result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require any material payment under, or result in the creation of a lien, claim, security interest or other charge or encumbrance on any material asset of the Company pursuant to, any Material Contract.

       (d) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval,


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authorization or permit of, or filing with or notification to, any United States
(federal, state or local) or foreign government or governmental, regulatory or administrative authority, agency, commission, board, bureau, court or instrumentality or arbitrator of any kind ("Governmental Authority"), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Exchange Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act") and state securities laws, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not preventconsummation of the Transactions or otherwise prevent the Company from performing its obligations under this Agreement.

              2.6    FINANCIAL STATEMENTS.

       (a) Omni has heretofore made available to Investor a true and complete copy of the unaudited financial statements of Omni contained in its quarterly report on Form 10-Q for the quarter ended September 30, 1999 (the "September 30 Financials"), and the audited financial statements of the Company contained in its annual report on Form 10-K for the fiscal year ended December 31, 1998, as amended (the "1998 Financials," and, together with the September 30 Financials, the "Financials"). The Financials fairly present, in all material respects, the financial position and results of operations of Omni as at the respective dates thereof and for the respective periods indicated therein, subject, in the case of the financial statements dated as of and for the fiscal period ended September 30, 1999, to normal recurring year-end adjustments and the absence of notes.

       (b) Except as and to the extent set forth on, or reserved against on, the balance sheet of Omni as of September 30, 1999 contained in the Financials, Omni has no liability or obligation of any nature (whether accrued, absolute, contingent, fixed, liquidated, unliquidated or otherwise) as of the date of execution and delivery of this Agreement that would be required to be reflected on, or reserved against in, a balance sheet of Omni, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except for liabilities or obligations incurred in the ordinary course of business since September 30, 1999.

       (c) Except in each case as disclosed in the Financials, the Company is not indebted to any director or executive officer of the Company (except for amounts due as normal salaries and bonuses or in reimbursement of ordinary expenses) and except as disclosed in the Financials no such person is indebted to the Company.

       (d) The information contained in all reports or other filings filed by or on behalf of the Company or its predecessors (including Irwin Naturals 4 Health, Irwin Naturals/4health Inc., or 4 Health, Inc.) with the Securities and Exchange Commission on or after January 1, 1998, as each may have been amended prior to the January 21, 2000, is true and correct, and does not contain any misrepresentation of a material fact, or any omission to state a material fact which, in light of the circumstances made, was necessary to make the statements contained in such reports or other filings not misleading.


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       (e)    HealthZone has heretofore made available to Investor a true and complete copy of the unaudited financial statements of HealthZone as of September 30, 1999. Such financial statements fairly present, in all material respects, the financial position and results of operations of HealthZone as at the respective dates thereof and for the respective periods indicated therein, subject, in the case of the financial statements dated as of and for the fiscal period ended September 30, 1999, to normal recurring year-end adjustments and the absence of notes.

              2.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 1999, except as contemplated by this Agreement, the Company has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date to the date hereof, there has not been (a) any material change by the Company in its accounting methods, principles or practices, (b) any revaluation by the Company of any material asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice, (c) entry by the Company into any commitment or transaction material to the Company, except in the ordinary course of business and consistent with past practice, or (d) any agreement by the Company to take any of the actions described in this Section 2.7 except as expressly contemplated by this Agreement, other than for such events that would not, individually or in the aggregate, have a Material Adverse Effect.

              2.8    INTELLECTUAL PROPERTY.

       (a) INTELLECTUAL PROPERTY ASSETS. The Company is the exclusive owner of all Intellectual Property Assets, or has the full right to own, use and exploit such assets, subject to the lien of First Source Financial. The term "Intellectual Property Assets" includes all of the following which are owned, used or licensed by the Company and which are material to the conduct of the Company's business:

              (i) all trademarks, service marks, trade and trading names, logos, marketing symbols, fictional business names, and all protective properties therefor, including trademark and service mark registrations and applications therefor (collectively, "Marks"); and

              (ii) all know-how, trade secrets, confidential information, customer lists, software, technical and business information and data, process specifications, plans, diagrams, drawings, and blue prints (collectively, "Trade Secrets");

       (b) AGREEMENTS. The Company is not obligated to pay royalties or license fees to any person other than for royalties and license fees which the Company is obligated to pay in the ordinary course of its business and for licenses implied by the sale of a product and perpetual paid-up licenses for commonly available software.


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       (c)    TRADEMARKS.

                  (i) The Company is the owner of all right, title and interest in and to each of its Marks, free and clear of all encumbrances, subject to the lien of First Source Financial.

                  (ii) To the Company's knowledge, no Mark is infringed or has been challenged or threatened in any way. To the Company's knowledge, none of the Marks used by the Company infringes or is alleged to infringe any trade name, trademark, or service mark or designation of origin of any third party.

              2.9 LITIGATION. As of the date of this Agreement, except as set forth in Schedule 2.9 hereto or in the Company's quarterly report on Form 10-Q for the fiscal quarter ended September 30, 1999, there is no suit, claim, action, proceeding or investigation pending, or, to the Company's best knowledge, threatened against the Company.

              2.10 BROKERS. Except as contemplated hereunder, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

              2.11 SHARES FULLY PAID, ETC. The shares of Securities to be sold to Investor pursuant hereto, when issued and paid for pursuant to the terms of this Agreement and the Warrants, will be duly authorized, validly issued and outstanding, fully paid and nonassessable and shall be free and clear of all pledges, liens, encumbrances and restrictions. The common stock issuable upon conversion of the Preferred Stock and exercise of the Warrants, when issued in accordance with the terms of thereof, will be duly authorized, validly issued and outstanding, fully paid, nonassessable and free and clear of all pledges, liens, encumbrances and restrictions.

              2.12 SHARES OF COMMON STOCK. The outstanding shares of common stock of the Company are duly authorized, validly issued, fully paid and non-assessable, and, assuming the accuracy and completeness of the representations and warranties of the Investors herein, have been issued in full compliance with the Securities Act, the corporations code of the Company's state of incorporation and any other applicable blue sky laws.

              2.13 EMPLOYEE BENEFIT PLAN. Each employee benefit plan which covers employees of the Company has been maintained in compliance in all material respects with all applicable laws.

              2.14 INSURANCE. The Company is insured with reputable insurers against such risks and in such amounts as are prudent in accordance with industry practices. All of the insurance policies, binders or bonds maintained by the Company (the "Policies") have been maintained in accordance with their respective terms and will remain in full force and effect after the Closing. The Company has not received any notice of default with respect to any provision of any such Policies.


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       SECTION III. REPRESENTATIONS OF THE INVESTOR.

              3.1    INVESTOR REPRESENTS THAT:

              (a)    INVESTMENT INTENT.

              (i) The Securities being acquired by Investor are being acquired for investment for Investor's own account and not with the view to, or for resale in connection with, any distribution or public offering thereof. Such Investor understands that the Securities have not been registered under the Securities Act or any state or foreign securities laws (collectively, "Securities Laws") by reason of their contemplated issuance in transactions exempt from the registration requirements of the Securities Act pursuant to
Section 4(2) thereof and applicable Securities Laws, and that the reliance of the Company and others upon these exemptions is predicated in part upon this representation by Investor. Such Investor further understands that the Securities may not be transferred or resold and agrees not to transfer or resell the Securities without (i) registration under the Securities Laws, or (ii) an exemption from the registration requirements of the Securities Laws.

              (ii) Each certificate representing Securities shall be endorsed with the following legend:

       THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES OR BLUE SKY OR FOREIGN SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS REGISTERED UNDER SUCH SECURITIES LAWS OR THE ISSUER SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER SUCH SECURITIES LAWS IS NOT REQUIRED.

              3.2 LOCATION OF PRINCIPAL OFFICE, ACCESS TO INFORMATION, ABILITY TO ACCEPT RISK OF INVESTMENT. The state in which Investor's principal office (or domicile, if such Investor is an individual) is located is California. Investor acknowledges that the Company has made available to Investor at a reasonable time prior to the execution of this Agreement the opportunity to ask questions and receive answers concerning the Company, its financial condition, business and prospects and the terms and conditions of the sale of Securities contemplated by this Agreement and to obtain any additional information (which the Company possesses or can acquire without unreasonable effort or expense) as may be necessary to verify the accuracy of information furnished to Investor. Investor (a) is able to bear the loss of its entire investment in the Securities without any material adverse effect on its business, operations or prospects, and (b) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment to be made by it pursuant to this Agreement.

              3.3 ACTS AND PROCEEDINGS. This Agreement has been duly authorized by all necessary action on the part of Investor, has been duty executed and delivered by Investor, and is a valid and binding agreement of Investor.

              3.4 ACCREDITED INVESTOR. The Investor is an "accredited investor" within the meaning of Rule 501 promulgated under the Securities Act.

              3.5 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. CFE is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, and American Equities is a limited liability company duly organized, validly existing and in good standing under the laws of California, and each of them has the requisite power and authority and all necessary governmental approvals to enter into and perform this Agreement and the Transaction Documents to which they are parties and to own, lease and operate its properties and to carry on its business as it is now being conducted. The Investors have no subsidiaries.

              3.6 ARTICLES OF INCORPORATION AND BYLAWS. The organizing documents of Investor are in full force and effect. As of the date of this Agreement, the Investor is not in violation of any of the provisions of its organizing documents or of any material contract to which either of them is a party.

              3.7 AUTHORITY RELATIVE TO THE TRANSACTION AGREEMENTS. The Investor has all necessary legal power and authority to execute and deliver this Agreement and the Transaction Documents to which they are parties, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement and the consummation by the Investor of the Transactions have been duly and validly authorized by all necessary legal action and no other proceedings on the part of the Investor are necessary to authorize this Agreement or to consummate the Transactions. This Agreement and the Transaction Documents to which they are parties have been duly and validly executed and delivered by the Investor and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity.

              3.8 NO CONFLICT. The execution and delivery of this Agreement and the Transaction Documents to which they are parties by the Investor does not, and the performance of this Agreement and the Transaction Documents to which they are parties by the Investor will not (i) conflict with or violate the organizing documents of the Investor, or (ii) conflict with or violate any Law applicable to the Investor or by which any asset of the Investor is bound or affected or (iii) materially conflict with, or result in any material breach or constitute a material default (or an event that with or without notice or the passage of time would become a material default) under any material contract to which Investor is subject or its properties are bound.

              3.9 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Investor.

              3.10 LITIGATION. As of the date of this Agreement, there is no suit, claim, action, proceeding or investigation pending, or, to the Investor's knowledge, threatened, against the Investor which would impede the ability of the Investor to enter into this Agreement and consummate the transactions contemplated hereby.

       SECTION IV. CONDITIONS OF INVESTOR'S OBLIGATION

              4.1 FIRST TRANCHE. The obligation to purchase and pay for the Securities which Investor has agreed to purchase on the First Tranche Closing Date is subject to the fulfillment prior to or on the First Tranche Closing Date, of the conditions set forth in this Section 4.1.

       (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company under this Agreement which are qualified as to materiality shall have been true and correct (as so qualified) when made and shall be true and correct (as so qualified) at and as of the Closing Date, as if made on and as of such date. The representations and warranties of the Company under this Agreement which are not qualified as to materiality shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date, as if made on and as of such date.

       (b) COMPLIANCE WITH AGREEMENT. The Company shall have performed and complied with all agreements or covenants required by this Agreement to be performed and complied with by it prior to or as of the Closing Date.

       (c) INJUNCTIONS, RESTRAINING ORDER OR ADVERSE LITIGATION. No order, judgment or decree of any court, arbitral tribunal, administrative agency or other governmental or regulatory authority or agency shall purport to enjoin or restrain the Investor from acquiring the Securities or the Company from selling the Securities.

       (d) APPROVAL OF SCHEDULES. Investor shall have approved the schedules attached hereto as of the Closing Date.

              4.2 SECOND TRANCHE. Investor's obligation to purchase and pay for the Second Tranche Securities on the Second Tranche Closing Date is subject to (i) the fulfillment prior to the Second Tranche Closing Date of the conditions set forth in Section 4.1 (other than 4.1(d)) as they apply to Omni alone (exclusive of HealthZone), and any representations and warranties which are being given as of a specified date will be true and correct as of such date,
(ii) the further conditions set forth in Section 1.1(d), and (iii) that Omni shall have complied with all of its covenants and obligations under the Transaction Documents.

       SECTION V. CONDITIONS TO COMPANY'S OBLIGATIONS.

       The obligation to sell the Securities which the Company has agreed to sell on the Closing Date is subject to the fulfillment prior to or on the Closing Date of the conditions set forth in this Section 5.

              5.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Investor under this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made on and as of the Closing Date.

              5.2 COMPLIANCE WITH AGREEMENT. The Investor shall have performed and complied with all agreements or covenants required by this Agreement to be performed and complied with by it prior to or as of the Closing Date.

              5.3 INJUNCTIONS, RESTRAINING ORDER OR ADVERSE LITIGATION. No order, judgment, investigation or decree of any court, arbitral tribunal, administrative agency or other governmental or regulatory authority or agency shall purport to enjoin or restrain or impede the Investor from acquiring the Securities or the Company from selling the Securities.

       SECTION VI. CERTAIN COVENANTS OF THE INVESTOR AND THE COMPANY.

              6.1 APPROVALS, ETC. Subject to the terms and conditions provided herein, each of the parties hereto agrees to (i) use all reasonable efforts to take all action and to do all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement; and (ii) use all reasonable efforts to obtain all necessary or appropriate waivers contemplated by this Agreement.

              6.2 WAIVER OF RIGHT TO NOMINATE AND ELECT DIRECTOR. Investor hereby waives its right to nominate and elect a director to the Board until the earlier of (i) the date of the next meeting of shareholders, or (ii) May 15, 2000. Omni shall not be obligated to compensate the director nominated and elected to the Board by Investor. Omni shall use its reasonable best efforts to amend its Bylaws to increase the number of directors on the Board to at least six as soon as reasonably practicable.

              6.3 INFORMATION RIGHTS. So long as the HealthZone Warrant remains outstanding or Investor beneficially owns HealthZone Common Stock, HealthZone shall permit Investor, during normal business hours and upon at least 24 hours prior written notice, to inspect the books and records of HealthZone, and HealthZone shall deliver to Investor quarterly unaudited financial statements of HealthZone within 45 days after the end of each fiscal quarter and annual audited financial statements within 90 days after the end of each fiscal year. This Section 6.3 shall not be applicable at any time during which HealthZone is subject to the periodic reporting requirements of the Exchange Act, and timely files all reports required thereunder.

              6.4    HEALTHZONE RIGHT OF FIRST OFFER.

       (a) Prior to any sale of any securities of HealthZone, including, without limitation, HealthZone Common Stock, preferred stock, or any securities exercisable or exchangeable for, or convertible into, HealthZone Common Stock (an "Issuance"), HealthZone shall, not less than 15 business days prior to such Issuance, provide to Investor written notice of the proposed financial terms and conditions of such issuance (the "Sale Notice"). Investor shall have 15 business days following receipt of the Sale Notice to purchase all or any portion of such securities upon the financial terms and conditions set forth in such Sale Notice. In the event Investor shall not purchase all of the securities offered to them, HealthZone shall have the right to sell up to the amount of securities offered to Investor in the Sale Notice, upon the same terms, or upon terms more favorable to HealthZone, for a period of 90 days following the date of the Sale Notice.

       (b) In the event that Omni shall determine to transfer, assign, sell or otherwise distribute any shares of HealthZone Common Stock or any other security of HealthZone at any time prior to the date which is 180 days following the effective date of a registration statement registering a fully underwritten initial public offering of capital stock of HealthZone (other than a sale to Klee Irwin pursuant to Omni's presently existing "Put" rights or Mr. Irwin's presently existing "Call" rights each as amended pursuant hereto), then, not less than 15 business days prior to such transfer, assignment, sale or other distribution, Omni shall provide to Investor written notice of the proposed terms and conditions of such transfer, assignment, sale or other distribution(the "Transfer Notice"). Investor shall have 15 business days following receipt of the Transfer Notice to purchase all or any portion of such securities upon the financial terms and conditions set forth in such Transfer Notice. In the event Investor shall not purchase all of the securities offered to them, Omni shall then offer such securities to HealthZone upon the same financial terms and conditions contained in the Transfer Notice. If HealthZone shall not purchase all of the securities so offered, Omni shall then have the right to transfer, assign, sell or otherwise distribute such securities to any third party for a period of 90 days following the date of the Transfer Notice.

              6.5 MODIFICATION OF HEALTHZONE "CALL" AND "PUT" OPTION. Omni agrees that it shall, on or prior to the Closing Date, enter into an agreement with Mr. Klee Irwin (i) eliminating Mr. Irwin's right to call the capital stock of HealthZone from Omni without the consent of the Investors and (ii) making Omni's right to put it's shares of HealthZone to Mr. Irwin immediately exercisable, subject to its right to repurchase a portion of such securities from Mr. Irwin in accordance with that certain letter agreement of even date herewith between Omni and Mr. Irwin.

              6.6 USE OF PROCEEDS. Promptly upon Closing, Omni shall use the proceeds of the sale of the Omni Securities to repay an amount equal to $2,000,000 to the holder of its revolving loan, of which approximately $583,000 shall be applied to the term loan, so long as such payment shall increase the borrowing availability under such revolving loan by at least 70% of such payment. Omni shall use the borrowing availability created by such payment to fund its working capital requirements. HealthZone shall use the proceeds of the sale of the HealthZone Securities to fund its general working capital requirements and to develop its business. Upon the consummation, by Investor of the Second Tranche Purchase, Omni shall use $1,000,000 of the proceeds thereof to repay Omni's revolving loan (so long as such payment shall increase the borrowing availability under such revolving loan by at least 90% of such payment), and shall deliver the balance of such proceeds to HealthZone in exchange for a promissory note, bearing interest at not more than 7% per annum, with quarterly interest only payments, and which shall be due and payable on the earliest to occur of (i) ten days following the date of the effectiveness of a registration statement filed in connection with an initial public offering of the capital stock of HealthZone, or (ii) sixty months from the date such promissory note is issued.

              6.7 COVENANTS AND AGREEMENTS IN CONNECTION WITH HEALTHZONE. In order to induce Investor to enter into this Agreement, Omni and HealthZone hereby agree as follows:

       (a) Omni and HealthZone hereby terminate any and all agreements, covenants or obligations between them (other than for advances by Omni to HealthZone up to a maximum amount of $75,000), including those under any tax sharing and indemnification agreement, any restriction, guarantee or warranty of HealthZone made to, in favor of, or otherwise benefitting Omni or any of its officers, directors or affiliates, including without limitation, any obligations, agreements, covenants or restrictions contained in that certain Settlement Agreement, made as of October 8, 1999, by and between Omni and Mr. Klee Irwin (the "Settlement Agreement"), provided however, nothing in the forgoing shall limit or restrict Mr. Irwin's personal obligations under the Settlement Agreement, including, without limitation his indemnity agreements and Omni's "put" right (but not including any restrictions relating to the operations or management of HealthZone, including the provisions of Exhibit B to the settlement agreement, or his rights to vote his shares of HealthZone capital stock, all of which are hereby terminated). Notwithstanding the foregoing, it is agreed that all directors of HealthZone shall be entitled to equal indemnification rights, and all officers of HealthZone shall be entitled to equal indemnification rights.

       (b) Omni hereby agrees to approve any sale or issuance of equity securities of HealthZone approved by a majority of the board of directors of HealthZone, provided the price per equivalent share of common stock of HealthZone shall be equal to or exceed an amount which would represent a pre-money valuation of HealthZone of $2,300,000. Nothing herein shall imply that any such approval of Omni shall be required prior to any such sale or issuance.

       (c) Unless waived in writing by American Equities, LLC, upon the First Tranche Closing Date, and thereafter at any time upon the request of American Equities, LLC, Omni and HealthZone shall, and Omni hereby agrees to vote any securities of HealthZone which it owns or controls in favor of any action required to nominate and elect (i) a designee of American Equities, LLC as a member of the board of directors of HealthZone, and (ii) Mr. Klee Irwin as a member of the board of directors of HealthZone. Omni and HealthZone agree not to increase the number of directors on the HealthZone board of directors to a number greater than three without the prior written consent of American Equities, LLC. Omni agrees that it shall not take any action which would cause the removal of (i) any director designated by American Equities, LLC or (ii) Mr. Klee Irwin from the board of directors of HealthZone.

       (d) After the First Tranche Closing Date, so long as Omni shall own 50% or more of the common stock of HealthZone on a fully diluted basis, HealthZone shall not incur any indebtedness for borrowed money (other than purchase money financing) in excess of $75,000 without the consent of Omni, which shall not be unreasonably withheld.

              6.8 CHARTER AMENDMENTS. Omni and HealthZone shall file amendments to their respective Articles of Incorporation as contemplated herein within 10 days following the Closing Date.

       VII. INDEMNIFICATION; REMEDIES

              7.1 SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE. All representations, warranties, covenants, and obligations in this Agreement and any certificate or document delivered pursuant to this Agreement will survive the Closing and will expire on the second anniversary of the First Tranche Closing Date. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

              7.2 INDEMNIFICATION. Each of the parties hereto (as applicable, the "Indemnifying Party") will indemnify and hold harmless the other party and its respective representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

       (a) any breach of any representation or warranty made by the Indemnifying Party in this Agreement or any other certificate or document delivered by the Indemnifying Party pursuant to this Agreement;

       (b) any breach of any representation or warranty made by the Indemnifying Party in this Agreement as if such representation or warranty were made on and as of the Closing Date;

       (c) any breach by the Indemnifying Party of any covenant or obligation of the Indemnifying Party in this Agreement;

       (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Indemnifying Party (or any person acting on its behalf) in connection with any of the Transactions.

The remedies provided in this Section 7.2 will not be exclusive of or limit any other remedies that may be available to Investor or the other Indemnified Persons.

              7.3    PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS.

       (a)    Promptly after receipt by an the Indemnified Party under this
Section 7 of notice of the commencement of any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced or brought against it (a "Proceeding"), such the Indemnified Party will, if a claim is to be made against an the Indemnifying Party under such Section, give notice to the Indemnifying Party of the commencement of such claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any the Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnifying Party's failure to give such notice.

       (b) If any Proceeding referred to in Section 7.3(a) is brought against an the Indemnified Party and it gives notice to the Indemnifying Party of the commencement of such Proceeding, the Indemnifying Party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the Indemnifying Party is also a party to such Proceeding and the Indemnified Party's counsel determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Section 7 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party's consent (which shall not be unreasonably withheld) unless (1) there is no finding or admission of any violation of law, statute, rule, regulation, order or decree or any violation of the rights of any person or entity and no effect on any other claims that may be made against the Indemnified Party, and (2) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (iii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an the

Indemnifying Party of the commencement of any Proceeding and the Indemnifying Party does not, within ten days after the Indemnified Party's notice is given, give notice to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Party.

       (c) The Indemnifying Party hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agrees that process may be served on the Indemnifying Party with respect to such a claim anywhere in the world.

              7.4 PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

              7.5 LIMITATION ON INDEMNIFICATION RIGHTS. Notwithstanding anything in this Section 7 to the contrary, an Indemnifying Party shall not be required to indemnify any Indemnified Party for any consequential, special or punitive damages, and its obligation to indemnify the Indemnified Parties shall be limited to the amount of the aggregate Purchase Price for the Securities. An Indemnifying Party shall only be required to indemnify any Indemnified Party if the amount of Damages which such Indemnifying Party is obligated to pay hereunder exceeds $25,000 individually or in the aggregate

       SECTION VIII. MISCELLANEOUS.

              8.1 NO WAIVERS; CUMULATIVE REMEDIES. No failure or delay on the part of the Investor in exercising any right, power or remedy hereunder or under any Transaction Document shall operate as waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or thereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

              8.2 CHANGES, WAIVERS, ETC. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

              8.3 EXPENSES. Each party shall pay its own expenses in connection with the Transactions contemplated hereby and by the Transaction Documents, except that Omni shall pay to American Equities the sum of $15,000 upon closing to defray transaction costs incurred by American Equities.

              8.4 NOTICES. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be delivered, or mailed first-class postage prepaid, registered or certified mail.

       (a) if to Investor, addressed to such Investor at its address as shown on the books of the Company, or at such other address as such holder may specify by written notice to the Company; or

       (b)    if to the Company, at

              5310 Beethoven Street
              Los Angeles, California 90066
              Telecopier: (310) 306-4840
              Attention: Chief Executive Officer

, or; or at such other address as the Company may specify by written notice to the Investor.

              8.5    ASSIGNMENT.

       (a) This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

       (b) Investor may assign its rights under this Agreement to any of its affiliates only upon receipt of the prior written consent of the Company. Any such permitted assignee will be required to make the identical representations, warranties and agreements as made by the Investors herein.

              8.6 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

              8.7 ENTIRE AGREEMENT. This Agreement and exhibits and schedules hereto and the other Transaction Documents contain the entire agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

              8.8 GOVERNING LAW. The internal law, without regard to conflicts of laws principles, of the State of California shall govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

              8.9 COUNTERPARTS. This Agreement may be executed concurrently in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                            (Signature Pages Follow)

       IN WITNESS WHEREOF, the Company and the Investor have caused this Agreement to be executed by its duly authorized representative.

THE COMPANY:

OMNI NUTRACEUTICALS, INC.                  HEALTHZONE.COM
a Utah corporation                         a California corporation


By: /s/ Louis Mancini                      By: /s/ Klee Irwin
    ---------------------------------          ------------------------------
    Louis Mancini                              Name: Klee Irwin
    President                                  Title:



INVESTOR:

AMERICAN EQUITIES, LLC                     CORPORATE FINANCIAL ENTERPRISES, INC.
a California limited liability company     a Delaware corporation


By: /s/ Reid Breitman                      By: /s/ Regis Possino
    ---------------------------------          ------------------------------
    Reid Breitman                              Regis Possino
    President                                  President

                                 SCHEDULE 1.1(a)

OMNI PREFERRED STOCK:

1,800,000 shares to American Equities, LLC
1,200,000 shares to Corporate Financial Enterprises, Inc.


OMNI WARRANTS:

405,000 warrants to American Equities, LLC
370,000 warrants to Corporate Financial Enterprises, Inc.


                                 SCHEDULE 1.1(b)

HEALTHZONE COMMON STOCK:

133,333 shares to American Equities, LLC
88,889 shares to Corporate Financial Enterprises, Inc.


HEALTHZONE WARRANTS:

22,200 warrants to American Equities, LLC
14,800 warrants to Corporate Financial Enterprises, Inc.

                                SCHEDULE 2.3(a)


OUTSTANDING OPTIONS                                        4,104,172

OUTSTANDING WARRANTS
Allen & Company                                            Warrants to
                                                           acquire 1,000,000
                                                           shares of common
                                                           stock at $6.00 per
                                                           share, expiring
                                                           2002; Warrants to
                                                           acquire 250,000
                                                           shares of common
                                                           stock at $4.00 per
                                                           share, expiring
                                                           2002.

Michael Driver                                             Warrants to
                                                           acquire 250,000
                                                           shares of common
                                                           stock at $4.00 per
                                                           share; expiring
                                                           December 31, 2005.

COMMITMENTS TO ISSUE ADDITIONAL SHARES AND OPTIONS

Dr. Dean Pasha (European Joint Venture)
         Shares due upon closing                           $700,000 of shares
         Shares issuable upon achieving
           earnings benchmarks                             700,000
         Number of options to acquire shares
           at $3.50 per share                              250,000

Mr. Michael Driver  (consulting services)                  70,000 shares;
                                                           payable 5,000
                                                           shares a quarter
                                                           until December 31,
                                                           2002.

SHAREHOLDERS AND VOTING RIGHTS AGREEMENTS
On October 8, 1999, the Company and Mr. Klee Irwin entered into a settlement agreement (the "Settlement Agreement') in order to resolve certain mutual claims that had arisen between the Company and Mr. Irwin. In connection with the settlement, Mr. Irwin and Omni's chairman R. Lindsey Duncan, who together own approximately 74% of the outstanding shares of voting capital stock of Omni, each entered into a five-year voting agreement pursuant to which Mr. Irwin has agreed to certain stand-still provisions and he and Mr. Duncan have agreed to vote their respective shares of Omni common stock for their respective nominees for Class I and II directors and the candidate for Class III director nominated by the two Class II directors.

                                SCHEDULE 2.3(b)


OUTSTANDING OPTIONS AND WARRANTS OF HealthZone.com


None.


AGREEMENTS RELATING TO THE ISSUED OR UNISSUED SHARES OF HealthZone.com

     On October 8, 1999, the Company and Mr. Klee Irwin entered into a settlement agreement (the "Settlement Agreement') in order to resolve certain mutual claims that had arisen between the Company and Mr. Irwin. In connection with the settlement,

     (a) The Company granted Mr. Irwin a "call" option on the Company's shares of HealthZone for the greater of $2.3 million or HealthZone's market value commencing March 31, 2000 if the spin-off is not consummated before then.

     (b) Mr. Irwin granted the Company a "put" option on its shares of HealthZone for $2.3 million commencing June 1, 2000 if the spin-off is not consummated before then or the Company's shares of HealthZone are not sold for at least $2,300,000.

                                 SCHEDULE 2.9
                                  LITIGATION



     On December 23, 1999, a lawsuit was filed against the Company, the Company's former President and Chief Executive Officer, Klee Irwin, and the Company's current President, Louis Mancini, entitled DAVID MANDEL, JEFFREY D. SEGAL AND GORDON D. BARKER V. OMNI NUTRACEUTICALS, INC., KLEE IRWIN, LOUIS MANCINI AND DOES 1 THROUGH 50 (Superior Court of the State of California, County of Los Angeles -- Central District, Case No. BC222263). The lawsuit includes various causes of action, including fraud, negligent misrepresentation, misappropriation of trade secrets, unjust enrichment, unfair business practices and violations of the Racketeer Influenced and Corrupt Organizations Act (RICO) (under which triple damages have been claimed). The lawsuit is based on various alleged claims, including that the plaintiffs, the sole shareholders of Health & Vitamin Express ("HVE"), were fraudulently induced to enter into a merger agreement pursuant to which HVE became a wholly owned subsidiary of the Company based on false representations of the defendants. The lawsuit does not specify the amount of damages claimed. The Company believes that the claims made in the lawsuit are without merit and that it has meritorious defenses to each claim. The Company intends to vigorously defend itself against the lawsuit. Pursuant to the terms of a Settlement Agreement dated October 8, 1999 by and among the Company and Mr. and Mrs. Irwin, Mr. Irwin agreed to assume the defense of this lawsuit and has indemnified the Company and its officers, directors and shareholders from all uninsured liability incurred in connection therewith.

                                   EXHIBIT A
                              PERFORMANCE TARGETS



Sales Target for the six months ended June 30, 2000       $23,064,000

Performance Target                                               x 90%
                                                          -----------

                                                          $20,757,600
                                                          -----------
                                                          -----------